UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

ACTIVISION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Filed by Activision, Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

On Tuesday, February 26, 2008 at 2:40 p.m. Eastern Time, Robert A. Kotick, Activision’s Chairman and Chief Executive Officer, gave a presentation at the Goldman Sachs Technology Investment Symposium 2008 Conference. The following is a transcript of the presentation.

Note: The transcript below may contain inaccuracies in the reporting of the presentation. A playback of the presentation is available at www.activision.com and should be considered the authoritative source of this content.

Activision

February 26, 2008
2:40 PM ET

Mark Wienkes:               Thanks, Kristin.  So good morning.  First, thank you and welcome.

Bobby Kotick:                   Thanks for having me, here.

Mark Wienkes:               We are pleased to have Bobby Kotick, CEO of Activision with us, today.  I’m Mark Wienkes, a media analyst from Goldman Sachs.

                                                                                                I thought we should start out here today with — easy — anything new?

Bobby Kotick:                   Not much — I’ve learned a lot about unsolicited takeovers in the last few months.  I think the most important thing is that our own transaction is — is moving forward — we expect will be complete by the end of June.  The inspiration is going well.  So from our perspective, things are going well.

Mark Wienkes:               We’ll get to the activity in the marketplace, I guess, in a little bit.

                                                                                                To start off, just a broad base — what do you think are the key issues that investors need to know about Activision and the industry, and where you plan to take the Company over the next few years?

Bobby Kotick:                   Well, I think, you know, it’s an industry that’s changing, in terms of its demographic appeal.  I think for the first time, we are genuinely seeing television audiences — future film audiences — people who are spending their leisure time in ways other than video gaming, start to appreciate video games as a new form of leisure time.

                                                                                                And I think that it’s really the combination of the new hardware.  The Wii, the Xbox 360, the PlayStation 3, and products like Guitar Hero and World of Warcraft, that are changing the landscape of our audiences.

                                                                                                Guitar Hero — we’ve seen in some markets — as high as 40% of the audience being female, which is not something we’ve seen before in video games.  I think the Wii has been a great catalyst for expanding the demographic.

                                                                                                For the first time, you’re seeing video game hardware that is really well differentiated.  So the Xbox 360 online play and multiplayer play is something that is unique.  It’s appealing.  It’s social, as compared to the historical very solitary experience that you’ve had in gaming.

                                                                                                PlayStation 3 — I think now that we have a clear video standard in Blu-Ray — they’ve done a great, great job in terms of embracing things like some of those new technologies.  They need to get the price point down, but they’re a very viable alternative.

                                                                                                And then, products like World of Warcraft.  You’re really starting to see it.  Blizzard announced over 10 million subscribers.  These are subscribers that are spending many hours a day, on average, consuming the product.  It’s become their social network in a lot of respects.  As a social network, you’re seeing amounts of time consumed that are in orders of magnitude greater than what you see in something like a FaceBook or MySpace, in terms of the time consumed.

                                                                                                So I think you’re going to continue to see expansion of the demographics, and expansion of the audience.

Mark Wienkes:               Strategically, what do you think are the most important benefits of the Activision-Blizzard transaction, from both your point of view and the venue’s point of view?  And then, why are you better positioned globally, going forward?

Bobby Kotick:                   There are so many.  But starting with the combination of these businesses, it’s resulting in the most profitable — and not with a close second — the most profitable independent video game publisher in the world.  As you continue to see the model shifting to more online play, as we start to capitalize on downloadable content — as we start to get leverage in the international markets, where there’s no incremental significant cost of development — we’ve given an outlook for 2009.

                                                                                                But you really are starting to see what I would consider much more software industry margins or online industry margins than what we’ve ever seen before in the packaged goods business.

                                                                                                And the combination of these two businesses positions us geographically in a place that we wouldn’t ever have been on our own.  So, penetration in China.  Penetration in Korea.  More opportunities in Europe and emerging markets, where there are no consoles.

                                                                                                Getting the institutional leverage that Blizzard has online, and applying that to franchises that we control.  And then in our own businesses, being able to leverage franchises like Call of Duty and Guitar Hero to a much greater degree.  So, but, the combination has really created something that is unique in the video game world.

Mark Wienkes:               You mentioned the geographic dispersion, I guess, of revenues.  And also, the margin structure changes of the business.  One of the other operators in the industry last week or the week prior, I guess, talked about transitioning their business from the packaged goods toward the non-packaged goods.  There’s a target of 40% of the revenue coming from non-packaged goods sales.

                                                                                                So, I guess, could you talk about the implications that you see of that shift on the industry and then on the cycle?  Do the peaks have lower highs and higher lows?  Does it flatten the transition?

Bobby Kotick:                   It’s not a target for us.  We have 40% of our operating margins, and I think this is where I always will draw a distinction between us and our competitors.  We are an operating margins-focused company.  And, you know, some companies, I think, are a little bit more focused on share.  But we’re definitely a margin-focused company.

                                                                                                And when you look at the percentage of our operating margin that comes from non-packaged goods today, I think Blizzard reported something like $540 million of operating income last calendar year.           So we’re already at that place.  Now the question is, how do you — in those environments — World of Warcraft is a good example.  How do you increase ARPU?  There’s tremendous opportunity, there.  How do you increase ARPU on our Guitar Hero audiences?

                                                                                                Downloadable content is really an inconsequential part of our business, today.  I think that when you look out 3 or 4 years from now — especially with our relationship with Universal Music Group — you’re likely to see downloadable content and music of a variety of kinds playing a more integral role in margin expansions for that franchise.

                                                                                                And then I think we’ve developed the capability to selectively introduce new intellectual property — not where we’re trying to do a half dozen or a dozen a year, which we think is a recipe for failure, but one or two very selectively in a year.  Where you have focused development resources, focused marketing activities, you’ve taken the time to really make sure that there’s an audience need and a well-defined audience opportunity.  And, so we’ve built processes that are very good accomplishing that objective.

                                                                                                I think for us, prioritization of opportunity is going to become our — it has been a challenge, but will continue to become the challenge.  There is a lot of low-hanging fruit remaining in the video game business.  It’s a very fragmented business, still.

                                                                                                We still have close to 45% of the industry revenues coming from other than the 5 main publishers.  And I think that what you’ll continue to see is less company consolidation and more developer and intellectual property consolidation.

                                                                                                And I think that’s where, over the long-term, having the platform that we have — where we have the geographical reach that no competitor has.  So if you own intellectual property rights, and you want to leverage those intellectual property rights in every gaming category and in every geography, it’s difficult to find anybody other than an Activision Blizzard combination to do that effectively.

                                                                                                And then if you’re a developer and you want to be able to participate in bonus programs or incentive programs, you’re going to have a geographical footprint with us that’s going to allow for better participation.  We have a model that we’ve developed over a very long period of time that favors the independent, decentralized development studio.  We have compensation-and-reward metrics that we’ve developed over many, many years that are very tailored towards that system.

                                                                                                So, when I think about the business over the next 5 to 10 years, I think we’re better positioned than any of our competitors to capitalize on the growth that you’ll see in games over the next decade.

Mark Wienkes:               So, I’m not the brightest guy.  Just give me a second to paraphrase.  Something you said about resource allocation in this.  So, the issue is the constraint, then — you talked about resource allocation being more important.  The constraint would be basically development talent.  Not life of ideas.

                                                                                                And then you saw that the industry is solving it’s via a consolidation of developers inside larger infrastructures.  Is that fair?

Bobby Kotick:                   We were talking about consolidation.  What I was saying is, you’re more likely to see consolidation continue through developer and intellectual property consolidation than company consolidation.

I had a separate thing I said, which was about prioritization of opportunities.  I don’t think the opportunities are necessarily just limited by lack of development talent.  There is development talent available.  It’s figuring out how to allocate those development resources to appropriate projects.  Not getting caught up on share gains at the expense of profitability.  Making sure that you can enter into categories for growth, where you have the ability to be the Number 1 company in the category.  And, where those categories are going to deliver you high-quality, high-operating margins.

                                                                                                But we have a pretty good framework in place to do that.  And I think our — the — track record’s getting better.  The DNA of the Company is continuing to develop more toward being able to prioritize those opportunities.  But that will remain the challenge.  There’s so much opportunity in the video-game business.  Making sure that what you’re focused on and where you’re putting the resources is maximizing your operating margin return on invested capital — that continues to be the challenge.

Mark Wienkes:               World of Warcraft, you mentioned, is now over 10 million subscribers.  Probably the second-most popular question we’ve gotten from investors is, “What’s going to keep World of Warcraft relevant?”

Bobby Kotick:                   For starters, they have probably half a billion dollars invested in the franchise over 15 years.  They have hundreds of people involved in refreshing the content every year.  So remember — when we first started looking at it, it appeared to us like a game in an insurmountable product category where EA, Microsoft, Sony, scores of venture-capital investments had been put to work unsuccessfully in trying to develop massively multiplayer games as a profit opportunity.  But we still thought of it as a game.

                                                                                                I think one of the things we realized as you get much deeper into it is that it really is a social network that has an entertainment component to it.  And so it is part of the fabric of that consumer base.  There are 10 million people around the world for who it is an integral part of their lives.  The way that they conduct their lives.  The way the communicate.  How they communicate.

                                                                                                So, the challenge there is, how do you keep it fresh, engaging and interesting — which they have a big infrastructure set up to do.  Whether it’s the 2000 game masters that they have that are monitoring game play.  Whether it’s the hundreds of people they have enhancing content, or the things that they’re doing with expansion kits.

                                                                                                They have a model that’s very well developed.  They have a very keen understanding of their audiences.  And they’re just scratching the surface of opportunity in a lot of areas, like increasing ARPU.  The franchise has grown so much, and the business has grown so much that they — like us — have tried to prioritize opportunities.  And that probably has been at the expense of expanding ARPU to the few million hardcore, rabid hobbyists, enthusiast World of Warcraft fans who would pay substantially more than probably what they’re paying today for enhanced services like character transfers in something like this.

                                                                                                But these guys are among the best in the world of developers — of game development.  They really understand their audiences.  When you look out 5 years at their product plans — whether it’s for Warcraft or Starcraft or some of the other franchises they control — they have a very good, and I think one of the reasons why this transaction was made much easier, is a very similar view of the world and the opportunity, and how you’ve maintained maximized operating margins over the next 5 years or longer.  Within the franchises that they control.

                                                                                                Philosophically, we’re incredibly well aligned.  It didn’t take much to see that. And I think we’ll get a great benefit from operating philosophically in the same way.

Mark Wienkes:               Is the gaming demographic growing fast enough in MMO space, to have enough room for all these other MMOs that are coming in the next year or two years?

Bobby Kotick:                   Again, it’s a tough business to try and get into.  One of the motivations for us in doing this deal was our own recognition that even as a multi-billion-dollar company with billions of dollars of capital access and franchise access, we would be playing an unbelievable amount of catch-up.  And that even if we were willing to invest the $500 million that it would take to just get the standstill with Blizzard, it would result in declining operating margins and huge risks.

                                                                                                We don’t think that even if we made the 500 million or billion dollar investment to get a product out that would be competitive with Warcraft, that we would actually be successful doing it.

                                                                                                And when you look at people like Lucas and EA and Microsoft and Sony and — you pick the venture capitalist — but all of the money that’s already gone into these businesses that have failed, there didn’t seem a likelihood that even a well-managed company like Activision would have the prospects for profits anytime soon in this category.

                                                                                                And so, that became very apparent to us.  And yet we looked at this as a growing category.  It presented a great opportunity for the future.  It’s not one that we could easily participate in on our own.  So what would be a way for us to participate in this business?  This transaction happens to be a great one, but short of this transaction, I think we would be very hard pressed to figure out how to be successful in this category.

Mark Wienkes:               I’m getting to addressing these elephants in the industry.  Your thoughts, generally, on consolidation.  What do you think is driving industry consolidation, the recent moves?  And then any comments on the transaction announced this week?

Bobby Kotick:                   Yeah, with Microsoft?

Mark Wienkes:               It’s very similar.  Can you talk about that one?

Bobby Kotick:                   I can’t.  [Inaudible] So, on the Take 2 front, I think we’ve had — as we’ve said for a very long time, now — well-stated criteria for what we’re interested in in an acquisition.  We’ve said that we need a history of profitability, good management, the proprietary technology for a franchise, history of multimillion unit sellers.  They would have to be non-dilutive and operating margin accretive.  And, for us, Take 2 didn’t fulfill those requirements.  Maybe it does over the long-term for EA, but it doesn’t, for us.

                                                                                                So, I do think you’re seeing that some of our competitors are reacting to what we’ve done.  If you step back and you’re an industry competitor, and you see this company that’s going to have — be — the market leader, with the highest operating margins, with a balance sheet like we have, with the proven ability to motivate and manage development talent, with a successful track record of realizing franchises — both owned and controlled franchises — in every geography in the world.

Mark Wienkes:               Fastest growth?

Bobby Kotick:                   Fastest growth.  You’re going to start thinking about what you need to do to maintain your lead.  But again, our focus is on our lead as profitable participants in the space — and not share-for-share space.  Without getting into too many of the details of Take 2, we really like businesses where if we take the risk, we get the reward.

                                                                                                Where you see businesses where you’re taking all of the financial risk in the product-development investment or in the franchise fees, and then the reward is going to the developer or the licensor.  That doesn’t really make for a great margin expansion strategy, in our view.

                                                                                                But EA has some unique insight into that business.  They said they’ve been looking at it for a long time.  I’m sure they have a good sense of what its prospects are for the future.

Mark Wienkes:               Do you think that subscale publishers are actually wasting assets?  And if so, then why not just bid away licenses?  To sort of accelerate the demise?

Bobby Kotick:                   Sounds like a good strategy.

                                                                                                Again, to get back to what I was saying earlier.  Franchise licenses and development talent will consolidate to the places where you have the best prospect for realization.  So over the next 10 years, if there are companies that have intellectual property rights or development talent, or there’s external development talent that we can use to complement franchises we own or control or enhance our portfolio — we do that.

                                                                                                We’ve been — I think James Bond is a great example of a franchise that was not well-managed by one of our competitors.  It wasn’t a priority.  Instead of having to buy a company to acquire control of the franchise, you get the license.

                                                                                                And I think we’ve done a very good job of being custodian for other peoples’ intellectual property rights, and helping particularly people with movie-like franchises build value in their own IP, and we’ll continue to do that selectively.  As long as it meets our margin expansion objectives.

Mark Wienkes:               I think it’s fair to say that the acquisition of Red Octane has been a mild success or better.  Can you talk to what Activision brought to bear on Red Octane and Guitar Hero to make it such a big success?  Again, the same questions — World of Warcraft — how does it grow from here?

Bobby Kotick:                   So, I think Red Octane is a great example of all of the things that we bring to the table in an acquisition.  We bring an ability to increase production capability.  I think an added dimension of strategic thoughts.  When you look out the next 5 years at the Guitar Hero franchise and related products in that Red Octane business, we brought a rigor in the strategic planning process that they wouldn’t have had on their own.

                                                                                                The global footprint.  We’re now bringing the relationship that we have with Universal Music on the development front.  Red Octane was not in a position to develop the software on their own.  We took our Neversoft studio, and within a year, created Guitar Hero 3.

                                                                                                We’ve got many of our studios working on things like note tracking, new platform implementations.  New versions of the product.  Expansion of the franchise in a variety of different ways.

                                                                                                The resources that we have are unique in our industry.  I think that you’ve seen the results.  It was a business that on its own was about $30 million standalone when we acquired it.  When you look at where its potential is for the future, it’s a multi-billion-dollar business.

Mark Wienkes:               We have 8.5 minutes left.  There will be no break-out session.  I can’t remember Kristin has said that or not.  But owing to the transaction, there’s no break-out session.  I wanted to make sure that everybody has a chance to — not everybody but — the audience here has a chance to ask questions.

                                                                                                So is there a microphone that’s being passed around and could you pass that up front?

Bobby Kotick:                   So it’s an 8.5-minute break-out session?  Is that what you just said?

Mark Wienkes:               Yes., its just condensed — it’s a condensed break-out session.  So, does anybody want to start?  Or do you think as we reach for some inspiration for a question, we’ll start on margins, I guess.

                                                                                                How much — you mentioned on the last quarterly conference call that we have not yet been able — I think I spoke with Thomas, not you, I don’t want to put words in your mouth — but we have not yet seen the full leverage of the model on the margins.

                                                                                                So I guess could you talk to how many more margin points are there over the cycle?

Bobby Kotick:                   Yes.  My recollection was, it was something like — we have not yet reached the leverage on the model, but we will.  Yes.  Look.  I think you’re definitely seeing — and I don’t want to single out the 360 as the only example of this, but let’s take it as the example, here.

                                                                                                So you look at the model, how it shifted from packaged goods only.  We sell you a $50 product.  And we actually — at the end of the experience — we sell you a $50 product.  And now, three months later, we get some downloadable content revenue.  Six months later, we get some downloadable content revenue.  Some day in the future, we get some in-game advertising and sponsorship revenue.  The dynamic, we now have the ability to generate more in-game advertising and sponsorship opportunities than we did in the past, because the installed base is growing.

                                                                                                There is continued consolidation of the product flow.  We have not seen a lot of sensitivity to pricing.  So it’s not inconceivable you could see higher pricing.  The Wii is a great example of where we made a mistake.  We put out Guitar Hero 3 on the Wii, at $89.95 instead of $99.95.  We had product shortages almost immediately.  But we would have been able to have $10 higher wholesale price than what we sold it for.  So that was our mistake.

                                                                                                But I actually think that when you look at the value-per-hour of entertainment in video games, there’s no reason why you couldn’t see premium products, as we’re starting to see the consolidation of the business to more premium products continuing,, to demand more premium pricing.

                                                                                                And you’ll see that in places that I can’t really talk about today.  But you’ll see that over the next couple of years in some of the new products that we’re releasing, and where you see pricing moving up the price curve.  So I think that’s one good example.

Mark Wienkes:               On the regular product — the $59.99 — I think Mike Griffith on the last call stated that it was the company’s expectation that will hold through the year.  I guess what gives you the confidence it’ll happen?  There’s no vote on it yet.

                                                                                                There is nothing that we’ve seen that would suggest that there is price sensitivity for the top 20 titles.  And so as long as you are delivering consistently on product quality in an in-demand category, there’s nothing to suggest from it — and we do a lot of audience testing — but there’s nothing that would suggest that there’s a reason to take your prices down.

                                                                                                If anything, I think you’d look at what’s happening with collector’s editions, enhanced content, the willingness for people to pay for downloadable content.  You are seeing people willing to pay more money for really valuable entertainment.

Mark Wienkes:               In aggregate?

Audience:                                         Quick question.  There’s a perception that this year’s lineup of titles is kind of light.  Or maybe the perception is that it’s light.  So my question to you — Are you happy with the lineup for ‘08 versus the big year of ‘07, considering that ‘07 was such a big year?

Bobby Kotick:                   Yes.  I’ve gotten that question pretty much every year for 15 years.  And we’ve grown every year for 15 years.  I think when you look at  — there’s macro-dynamics that will positively affect growth for us and then the specific product slate issues that would positively affect growth for us, but you’re continuing to see a growing installed based of next-generation hardware, which we will capitalize on.  All the products that we successfully sold last year — like Guitar Hero and Call of Duty — are still selling today.

                                                                                                And then we have a really strong slate of new products.  When you look at things like Call of Duty 5, new Guitar Hero products — we’re going to kick off the fiscal year with Kung Fu Panda, which looks fantastic.  Going for the backhalf, we have a really rich slate of products that, some of which we’ve announced, others that we’ll announce on our next conference call.

                                                                                                But we feel great about the product that we’ve scheduled for fiscal ‘09.  And I think Blizzard feels similarly enthusiastic about their release schedule.

Mark Wienkes:               You can feel free to actually go on to release, now.  The new releases for the fall.

Bobby Kotick:                   I would, but then Kristin would have to file an 8-K, and she doesn’t have one with her.

Mark Wienkes:               So I guess if you’re an investor — which, I guess, you are an investor in the stock — where do you spend your time and attention, sort of looking past this cycle?  Where do you spend your time and attention, thinking about, “Is there another console cycle?  If there is, is there a fixed disk drive in that next new console?” Like bigger-picture, where do you spend your time?

Bobby Kotick:                   As an investor, I think this is a category where you have good growth fundamentals for the next decade.  So you really want to pick the places where you have a proven history of profitability, management that’s focused on providing consistent returns for its shareholders.  And then when you think about some of those macro concerns that you might have in the business — whether there’s a console cycle or not — there were four before this one.  There are like to be four subsequent to this one.

                                                                                                So then you want to think about which companies do a good job of managing through those transitions.  Which companies have assets that might be cycle-independent.  So, Blizzard would be a good example of that.

                                                                                                And then I also do think that you’re going to continue to see this fragmented market.  What EA is doing is one example and what we’re doing is another.  But the fragmented market is going to result in continued consolidation that has the potential to smooth out some of the operating results — volatility — that you’ve seen in the past through console transitions.

                                                                                                The other thing is, you’re seeing the change in the dynamics of the hardware.  So the 360, the PlayStation 3 — those in particular.  There’s a lot of technology in those boxes.

                                                                                                And if you look at last year’s 2007, Sony sold 5 million units of PlayStation 2 in the US, a 7-year old product.  When you look out 7 years from the launch of PlayStation 3, or 7 years from the launch of Xbox 360 — the ability for us as a software developer to take advantage of the capabilities of that hardware and differentiate our software, are greater than what we have today on the PlayStation 2.

                                                                                                Our PlayStation 2 titles last year didn’t look materially different from the titles the year before.  When I think you look out 6 years from now, we’ll still have opportunity to improve lots and lots of the play dynamics.  Not just the visuals, but the online play.  What else we’re doing in terms of physical controllers, in a way that we weren’t able to in this past cycle.

                                                                                                And so, you have seen console cycles get extended almost every cycle for the last few.  I think that’s probably a trend that’s likely to continue.  But you’ll still see some volatility.

Mark Wienkes:               22 seconds for our condensed questions and the condensed breakout.  Anybody?  Last chance.

Bobby Kotick:                   Thank you, Mark.

Mark Wienkes:     No takers.  Thank you for your time.

Important Additional Information has been and will be filed with the SEC

This communication is being made, in part, in respect of the proposed business combination involving Activision, Inc. (the “Company”), Vivendi S.A. (“Vivendi”), and Vivendi Games, Inc. (“Vivendi Games”). In connection with the proposed transactions, the Company has filed with the Securities and Exchange Commission (the “SEC”) a preliminary Proxy Statement and other documents regarding the proposed transactions, and plans to file with the SEC a definitive Proxy Statement as well as other documents regarding the proposed transactions.  The definitive Proxy Statement will be mailed to stockholders of the Company.  INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER RELEVANT MATERIAL FILED WITH THE SEC, AND THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS.

Investors and security holders may obtain free copies of the preliminary Proxy Statement and other documents filed with the SEC by the Company, and will be able to obtain free copies of the Proxy Statement (when available) and other relevant documents to be filed with the SEC by the Company, through the website maintained by the SEC at http://www.sec.gov.  Free copies of the preliminary Proxy Statement (and the definitive Proxy Statement, when available) and other documents filed with the SEC can also be obtained by directing a request to the Company’s Investor Relations.

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding the Company’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended March 31, 2007, which was filed with the SEC on June 14, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on July 30, 2007.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary Proxy

Statement and will be contained in other relevant materials filed with the SEC (and will be contained in the definitive Proxy Statement and other relevant materials to be filed with the SEC when they become available).

THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY SHARES OF ACTIVISION’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT ACTIVISION INTENDS TO FILE WITH THE SEC.  ONCE FILED, ACTIVISION STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  ONCE FILED, ACTIVISION STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE OFFER FREE OF CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV, OR FROM THE INFORMATION AGENT NAMED IN THE TENDER OFFER MATERIALS.